STATE OF DELAWARE CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The  corporation   orgaruzed  and  existing  under  and  by  virtue  of  the  General

Corporation  Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of

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MOBODEXTER,INC

resolutions   were   duly   adopted   setting   forth   a   proposed   amendment   of   the

Certificate of   Incorporation   of  said  corporation,  declaring   said  amendment   to be advisable and calling a meeting of the stockholders of said corporation  for consideration  thereof.    The  resolution  setting  forth  the  proposed  amendment  is as ,follows:

RESOLVED, that the Certificate of Incorporation of this corporation  be amended by changing the Article thereof numbered " Fourth             " so that, as amended, said Article shall be and read as follows:

"The amount of the total stock of this corporation is authorized to issue 75,000,000 common shares with a par value of .0001."

SECOND:   That  thereafter,  pursuant  to resol ution  of  its Board  of  Directors,  a special  meeting of the stockholders  of said corporation  was duly called and held upon  notice  in accordance  with Section  222 of the General  Corporation  Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:   That  said  amendment   was  duly  adopted   in  accordance   with  the

provisions of Section 242 of the General Corporation Law of the State of

Delaware.

IN WITNESS  WHEREOF, said  corporation  has  caused  this  certificate  to  be signed this 13th          day of December      20.

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By:.        J .  J_l------,,----

Au thorized Officer

Te: CEO & President

J-.  _

Name: Chanoramouli Srinivasan

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